SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

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(as permitted by Rule 14a-6(e)(2))
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

NORTHEAST UTILITIES

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NORTHEAST UTILITIES

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2004 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

      It is my pleasure to invite you to attend the 2004 Annual Meeting of Shareholders of Northeast Utilities on Tuesday, May 11, 2004, at 10:30 a.m., at the Radisson Hotel and Conference Center, 100 Berlin Road (Route 372), Cromwell, Connecticut 06416 (directions are on the reverse side).

      Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, our meeting agenda will include a discussion of the operations of Northeast Utilities system companies and a question and answer period.

      Whether or not you plan to attend the meeting, it is important that you complete, date, sign and return your proxy in the enclosed envelope as soon as possible. This will ensure that your shares will be represented at the meeting in accordance with your wishes.

      On behalf of your Board of Trustees, thank you for your continued support and interest in Northeast Utilities.

Very truly yours,

CHARLES W. SHIVERY
Chairman of the Board, President
and Chief Executive Officer

April 2, 2004

Directions to

The Radisson Hotel and Conference Center

100 Berlin Road (Route 372)
Cromwell, CT 06416

Phone: (860) 635-2000

From the South (New Haven, CT):

Take I-91 North for 25 miles until Exit 21, Route 372, (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from New Haven, CT: 30 minutes.

From the South (New York City):

Take I-95 North for 65 miles to Exit 47, I-91 North (New Haven). Continue straight on I-91 North for 25 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from New York City: 2 hours.

From the North (Springfield, MA):

Take I-91 South for 44 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Springfield, MA: 45 minutes.

From the North (New Hampshire):

Take I-93 South to I-495 South to the Massachusetts Turnpike West (I-90) to Exit 9, I-84 West (Hartford/ New York City). Continue on I-84 West for 42 miles to Exit 57, I-91 South (Charter Oak Bridge). Continue on I-91 South for 13 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Concord, NH: 3 hours.

From the North (Vermont):

Take I-91 South to Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Brattleboro, VT: 2 hours.

From the North (Maine):

Take I-95 South to I-495 South to the Massachusetts Turnpike West (I-90) to Exit 9, I-84 West (Hartford/ New York City). Continue on I-84 West for 42 miles to Exit 57, I-91 South (Charter Oak Bridge). Continue on I-91 South for 13 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Augusta, ME: 4 1/2 hours.

From the East (Boston):

Take the Massachusetts Turnpike West (I-90) to Exit 9, I-84 West (Hartford/ New York City). Continue on I-84 West for 42 miles to Exit 57, I-91 South (Charter Oak Bridge). Continue on I-91 South for 13 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Boston, MA: 2 hours.

From the West (Albany):

Take the Massachusetts Turnpike East (I-90) to Exit 4, I-91 South (Holyoke, W. Springfield). Continue on I-91 South for 44 miles until Exit 21, Route 372 (Berlin/ Cromwell). At the end of the ramp take a left on Berlin Road. The Radisson Hotel and Conference Center appears on the left in 0.2 miles. Approximate driving time from Albany, NY: 2 hours.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 11, 2004

To the Shareholders of Northeast Utilities:

      The Annual Meeting of Shareholders of Northeast Utilities will be held on Tuesday, May 11, 2004, at 10:30 a.m., at the Radisson Hotel and Conference Center, 100 Berlin Road, Cromwell, Connecticut, for the following purposes:

1.	To elect Trustees for the ensuing year;

2.	To ratify the selection of Deloitte & Touche LLP as independent auditors for 2004;

3.	To transact any other business that may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 12, 2004 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope enclosed for that purpose.

By order of the Board of Trustees,

GREGORY B. BUTLER
Senior Vice President, Secretary
and General Counsel

107 Selden Street

Berlin, Connecticut

Mailing Address:

Post Office Box 270
Hartford, Connecticut 06141-0270

April 2, 2004

IMPORTANT

          Shareholders can help avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly returning the enclosed proxy. The enclosed envelope requires no postage, if mailed in the United States.

PROXY STATEMENT

        The accompanying proxy is solicited on behalf of the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders to be held on May 11, 2004, and at any adjournment thereof.

      Please read this proxy statement and fill in, date, sign and return the enclosed form of proxy. The proxy may be revoked at any time before it is voted by filing a letter with the Secretary of Northeast Utilities or by a duly executed proxy card bearing a later date. Properly executed proxies not revoked will be voted according to their terms.

      Only holders of common shares of record at the close of business on March 12, 2004 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 130,971,469 common shares outstanding. Each such share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders.

      The principal office of Northeast Utilities is located at 174 Brush Hill Avenue, West Springfield, Massachusetts. The general offices of Northeast Utilities and its subsidiaries are located at 107 Selden Street, Berlin, Connecticut (mailing address: Post Office Box 270, Hartford, Connecticut 06141-0270). This proxy statement and the accompanying proxy card and annual report are being mailed to shareholders commencing April 7, 2004.

1.     ELECTION OF TRUSTEES

      Unless a shareholder specifies otherwise, the enclosed proxy will be voted to elect the nominees named on pages 2-5 below as Trustees to serve until the next Annual Meeting and until their successors have been elected and shall have qualified. Each nominee has been previously elected as a Trustee by shareholders and is currently serving as a Trustee, except for Mr. Shivery, who was elected a Trustee and Chairman of the Board, President and Chief Executive Officer of Northeast Utilities by the Board of Trustees on March 29, 2004. Michael G. Morris, who resigned as Chairman of the Board, President and Chief Executive Officer and a Trustee at the end of 2003, is not standing for re-election.

      If one or more of the nominees should become unavailable for election, the proxy may be voted for a substitute person or persons, but not more than the nominees proposed. In accordance with Northeast Utilities’ Declaration of Trust, the number of Trustee positions will continue to be thirteen, as set by the shareholders in 2000, in order to afford the Board of Trustees flexibility to add Trustees with targeted expertise as appropriate between Annual Meetings of Shareholders.

      Set forth on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee.

The Board of Trustees recommends that shareholders vote FOR election of the nominees listed on pages 2-5.

RICHARD H. BOOTH, 57, President and Chief Executive Officer and a Director of HSB Group, Inc. and Chairman, President and Chief Executive Officer and a Director of Hartford Steam Boiler Inspection & Insurance Company since January 2000.

A Trustee since 2001.

Mr. Booth received B.S. and M.S. degrees from the University of Hartford and is a Certified Public Accountant. From 1994 until 2000, Mr. Booth served as Executive Vice President and a Director of Phoenix Home Life Mutual Insurance Company. Mr. Booth is a member of the Boards of St. Francis Hospital, the Connecticut Business & Industry Association, the Griffith Foundation for Insurance Education, the Greater Hartford Arts Council, and the Florence Griswold Museum, serves as Chairman of the Board of the MetroHartford Alliance, Inc. and the Advisory Council of the Urban League of Greater Hartford, and is a member of the American Institute of Certified Public Accountants, the Connecticut Society of CPAs, the Hartford Society of Financial Analysts, the Society of Financial Service Professionals, the Association for Investment Management & Research and the Financial Accounting Standards Advisory Council.

COTTON MATHER CLEVELAND, 51, President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations.

A Trustee since 1992.

Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics. Ms. Cleveland is the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct, and a Director of The National Grange Mutual Insurance Company and the Ledyard National Bank. She serves on the Board of the New Hampshire Center for Public Policy and has served as Chair, Vice Chair and a member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire, and as an Incorporator for the New Hampshire Charitable Foundation.

SANFORD CLOUD, JR., 59, President and Chief Executive Officer of The National Conference for Community and Justice, a human relations organization dedicated to fighting bias, bigotry, and racism in America and promoting understanding among all races, religions, and cultures.

A Trustee since 2000.

Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary. Mr. Cloud is a former partner at the law firm of Robinson and Cole and served for two terms as a state senator of Connecticut. A former Vice President of Corporate Public Involvement of Aetna Inc., Mr. Cloud is currently a Director of The Phoenix Companies, Inc. and Tenet Healthcare Corporation and Chairman of the Board of Ironbridge Mezzanine Fund, L.P.

JAMES F. CORDES, 63, Executive Vice President of The Coastal Corporation and President of the Natural Gas Group of The Coastal Corporation (retired 1997).

A Trustee since 2001.

Mr. Cordes received a B.S. from St. Louis University, an M.B.A. from Creighton University, and an M.S. in Industrial and Management Systems Engineering from the University of Nebraska. Mr. Cordes has over 30 years’ experience in the natural gas business, serving in various executive capacities including President of American Natural Resources Company. He is a past chairman of the Interstate Natural Gas Association of America and served as a Director and member of the Executive Committee of the American Gas Association. He has also served as a Director and member of the Executive Committees of both the Detroit Symphony and the Houston Symphony. Mr. Cordes is a Director of Comerica Incorporated.

E. GAIL DE PLANQUE, 59, President of Strategy Matters, Inc., a consulting firm, and Director, Energy Strategist’s Consultancy, Ltd.

A Trustee since 1995.

Dr. de Planque received an A.B. from Immaculata College, an M.S. in Physics from the New Jersey Institute of Technology, and a Ph.D. in Environmental Health Science from New York University. Dr. de Planque has over 35 years’ experience in nuclear engineering and industry regulation and is a Fellow of the American Association for the Advancement of Science, Fellow and past President of the American Nuclear Society, a member of the National Academy of Engineering, and a consultant to the United Nation’s International Atomic Energy Agency and has served as a Commissioner with the United States Nuclear Regulatory Commission and as Director of the United States Department of Energy’s Environmental Measurements Laboratory. Dr. de Planque is a Director of TXU Corp., British Nuclear Fuels plc, British Nuclear Fuels, Inc., Landauer, Inc., and the International Eye Foundation.

JOHN H. FORSGREN, 57, Vice Chairman of Northeast Utilities since May 2001 and Executive Vice President and Chief Financial Officer of Northeast Utilities and its principal subsidiaries since February 1996.

A Trustee since 2000.

Mr. Forsgren received a B.A. from Georgetown University, an M.B.A. from Columbia University, and an M.S. in Finance and Marketing from the University of Geneva. Prior to joining Northeast Utilities, Mr. Forsgren served as a Managing Director of Chase Manhattan Bank and Senior Vice President of The Walt Disney Company. Mr. Forsgren is a Director of CuraGen Corporation and NEON Communications, Inc. and a member of the Board of Regents of Georgetown University.

JOHN G. GRAHAM, 65, Adjunct Professor of Law, Rutgers Law School, and President, Treasurer, Chief Executive Officer and a Director of UMI Insurance Company and UMICO Holdings, Inc., a utility-owned insurance company that provided workers compensation insurance in the Mid-Atlantic region.

A Trustee since 2003.

Mr. Graham received an A.B. cum laude from Upsala College and a J.D. magna cum laude from Rutgers Law School. From 1999 to 2003, Mr. Graham served as a consultant to various firms concerning utility industry strategic and restructuring issues. Mr. Graham has served as Senior Vice President and Chief Financial Officer of GPU, Inc., and Chief Financial Officer of its utility subsidiaries (1987-1999), as a Director (1982-1999) and former Chairman (1995-1998) of Nuclear Electric Insurance Limited, as a Director and member of audit, directors and compensation committees of Viatel, Inc. (1998-2002), as a Director and audit committee chairman of Coho Energy, Inc. (2000-2001), and as a Director and audit committee chairman of Edisto Resources, Inc. (1993-1997). Mr. Graham also serves as a Trustee of the Devereux Foundation and The College of St. Elizabeth.

ELIZABETH T. KENNAN, 66, President Emeritus of Mount Holyoke College and a partner in Cambus-Kenneth Farm, a specialized horse and cattle breeder.

A Trustee since 1980.

Dr. Kennan received an A.B. summa cum laude from Mount Holyoke College, an M.A. from Oxford University (England), and a Ph.D. from the University of Washington. Dr. Kennan has served as Lead Trustee of Northeast Utilities since 1996 and acted as interim Chairman of the Board of Northeast Utilities from January 1, 2004 to March 29, 2004. Dr. Kennan has served as President of Five Colleges, Incorporated, as a Trustee of Notre Dame University, and as a member of the Folger Shakespeare Library Committee and the National Committee on Library Resources, and holds honorary degrees from a number of institutions. Dr. Kennan is a Director of The Talbots, Inc., a Trustee of The Putnam Funds, the National Trust for Historic Preservation, Centre College and Midway College, and a member of the Trustees of the Reservations.

ROBERT E. PATRICELLI, 64, Chairman, President and Chief Executive Officer of Women’s Health USA, Inc., a provider of women’s health care services, and of Evolution Benefits, Inc., a provider of employee benefit services.

A Trustee since 1993.

Mr. Patricelli received a B.A. from Wesleyan University and a J.D. from Harvard Law School, and was a University of Paris Fulbright Scholar. Mr. Patricelli was Chairman, President and Chief Executive Officer of Value Health, Inc. (1987-1997) and previously served as Executive Vice President of CIGNA Corporation and President of CIGNA’s Affiliated Businesses Group. Mr. Patricelli has also held various positions in the federal government, including White House Fellow, counsel to a United States Senate Subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare and Administrator of the United States Urban Mass Transportation Administration. Mr. Patricelli is a Director of CuraGen Corporation, the Connecticut Business & Industry Association, The Bushnell, Dance Connecticut, and Neighborhoods of Hartford, Inc. and a Trustee of Wesleyan University.

CHARLES W. SHIVERY, 58, Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since March 29, 2004.

A Trustee since March 29, 2004.

Mr. Shivery received B.A. and B.S. degrees from The Johns Hopkins University and an M.B.A. from the University of Baltimore. Mr. Shivery assumed his current position at Northeast Utilities after serving as interim President beginning in January 2004. From June 2002 until December 2003, Mr. Shivery served as President-Competitive Group of Northeast Utilities, as President and Chief Executive Officer and a Director of NU Enterprises, Inc., and as Chairman and a Director of most of NU’s competitive subsidiaries. In 2002, Mr. Shivery retired from Constellation Energy Group, Inc. (Constellation), parent company of Baltimore Gas and Electric Company (BG&E) and other energy-related businesses, having held numerous senior management positions at Constellation, including Co-President of Constellation (2000-2002); President and Chief Executive Officer of Constellation Power Source Holdings, Inc. (1997-2001); Chief Executive Officer and President of Constellation Enterprises, Inc. (1998-2002); Chairman of the Board, President and Chief Executive Officer of Constellation Power Source, Inc. (1997-2001); Director of Orion Power Holdings, Inc. (1998-2000); and Vice President, Chief Financial Officer and Secretary of Constellation and BG&E. He joined BG&E in 1972 after four years in the U.S. Navy. Mr. Shivery is a Director of Energy Insurance Mutual and the Connecticut Business & Industry Association.

JOHN F. SWOPE, 65, Attorney.

A Trustee since 1992.

Mr. Swope received a Bachelor’s Degree from Amherst College and a J.D. from Yale Law School. During 1999 and 2000, Mr. Swope served as President and Chief Executive Officer of Public Broadcasting Service. Mr. Swope served as of counsel to the law firm of Sheehan Phinney Bass + Green from 1995 to 1997, and as President of Chubb Life Insurance Company of America from 1980 to 1994, after serving in various executive capacities at Chubb Life and its predecessor companies since the early 1970’s. Mr. Swope is a Director of the Public Broadcasting Service, PBS Enterprises and the New Hampshire Business Committee for the Arts, and a Trustee of The Currier Museum of Art and Tabor Academy.

BOARD COMMITTEES AND RESPONSIBILITIES

      The Board of Trustees of Northeast Utilities has standing Audit, Compensation, Corporate Affairs, Corporate Governance, Executive, and Finance Committees. The Board of Trustees does not have a Nominating Committee, but its Corporate Governance Committee serves in the capacity of a Nominating Committee.

      The Audit Committee meets independently with the internal and independent auditors of Northeast Utilities and its subsidiaries and with management at least quarterly to review and evaluate the auditors’ activities, procedures and recommendations to assist the Board of Trustees in monitoring the integrity of the Company’s financial statements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. Following each meeting, the Committee reports to the full Board. The Committee has the sole authority to appoint or replace the independent auditors and is directly responsible for their compensation and oversight of their work. The Audit Committee met 12 times in 2003. The members of the Committee, appointed by the Board of Trustees on the recommendation of the Corporate Governance Committee, are Messrs. Swope (Chair), Booth (Vice Chair), Cordes and Graham, and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange and Securities and Exchange Commission rules. The Board of Trustees has affirmatively determined that Messrs. Booth and Graham are “audit committee financial experts” (as such term is described in rules of the Securities and Exchange Commission) and that each member of the Audit Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange). A report from the Audit Committee is included in this proxy statement.

      The Compensation Committee reviews and adjusts, as appropriate, the compensation policies of Northeast Utilities and its subsidiaries and establishes and implements an evaluation process for the Chief Executive Officer in conjunction with the Corporate Governance Committee. Following each meeting, the Committee reports to the full Board. The Compensation Committee met 6 times in 2003. The members of the Committee are Messrs. Patricelli (Chair), Booth, Cloud, and Cordes, and Drs. de Planque (Vice Chair) and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Compensation Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange). A report from the Compensation Committee with respect to executive compensation is included in this proxy statement.

      The Corporate Affairs Committee reviews the policies and practices of Northeast Utilities and its subsidiaries on public issues in areas such as health, safety, environment and equal employment opportunity. Following each meeting, the Committee reports to the full Board. The Corporate Affairs Committee met 5 times in 2003. The members of the Committee are Ms. Cleveland (Chair), Messrs. Cloud (Vice Chair), Graham, and Swope, and Drs. de Planque and Kennan, none of whom is an employee of Northeast Utilities or its subsidiaries.

      The Corporate Governance Committee serves as a Nominating Committee, recommending criteria for new Trustees and identifying prospective Board candidates. The Committee also evaluates the Board’s performance and, in conjunction with the Compensation Committee, establishes and implements an evaluation process for the Chief Executive Officer. Following each meeting, the Committee reports to the full Board. The Corporate Governance Committee met 10 times in 2003. The members of the Committee are Dr. Kennan (Chair), Messrs. Cloud (Vice Chair), Cordes, and Patricelli, and Dr. de Planque, none of whom is an employee of Northeast Utilities or its subsidiaries. The Board of Trustees has affirmatively determined that each member of the Corporate Governance Committee is independent (as such term is defined in Section 303A of the Listed Company Manual of the New York Stock Exchange).

      The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in Northeast Utilities’ Declaration of Trust, during the intervals between meetings of the Board. The Executive Committee met twice in 2003. The members of the Executive Committee are Mr. Shivery (Chair), Dr. Kennan (Vice Chair), Messrs. Booth, Patricelli and Swope, and Ms. Cleveland. Except for Mr. Shivery, none of the members of the Executive Committee is an employee of Northeast Utilities or its subsidiaries.

      The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. Following each meeting, the Committee reports to the full Board. The Finance Committee met 9 times in 2003. The members of the Finance Committee are Messrs. Booth (Chair), Cordes, Forsgren, Graham (Vice Chair) and Patricelli, Ms. Cleveland, and Dr. Kennan. Other than Mr. Forsgren, no Committee member is an employee of Northeast Utilities or its subsidiaries.

      The Board of Trustees has adopted a written charter for each of these Committees and written Corporate Governance Guidelines. The Committee charters and Corporate Governance Guidelines are available on the Company’s web site at http://www.nu.com/ investors/ corporate gov/default.asp.

      In addition, the Board established two ad hoc committees during 2003, the Committee on Regulatory and Legislative Initiatives and a Search Committee.

      The Committee on Regulatory and Legislative Initiatives, whose responsibility is to provide guidance and counsel on regulatory and legislative matters as requested from time to time by management, held one meeting during 2003. The members of the Committee on Regulatory and Legislative Initiatives are Messrs. Booth, Cloud and Patricelli and Dr. Kennan.

      The Search Committee, whose responsibility was to conduct a search for Northeast Utilities’ next President and Chief Executive Officer, held one meeting in 2003. The members of the Search Committee are Messrs. Booth, Cordes (Chair) and Patricelli and Drs. de Planque and Kennan.

SELECTION OF TRUSTEES

      As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become members of the Board of Trustees and to recommend the election of the nominees at the annual meeting of shareholders. The Company has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

      As provided in the Company’s Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with these qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to the Company’s activities. The Corporate Governance Committee shall also seek diversity in gender, ethnicity and personal background when considering candidates for Board membership.

      Shareholders wishing to provide information concerning potential candidates for membership on the Board of Trustees may address such information, in writing, to the Secretary of the Company at the mailing address set forth on page 1 of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the nominee’s qualifications.

COMMUNICATIONS FROM SHAREHOLDERS

      It is the policy of Northeast Utilities to provide a method for shareholders to communicate with the Board of Trustees and individual Trustees. In furtherance of this policy, the Board has designated the Secretary of Northeast Utilities as the contact person for such communications. Written communications from shareholders that are addressed to the Board or individual trustees, in care of the Secretary at the mailing address set forth on page 1 of this proxy statement, and properly identify the sender, will be forwarded by the Secretary to the intended recipient or recipients.

TRUSTEE INDEPENDENCE

      Northeast Utilities has adopted Corporate Governance Guidelines incorporating independence standards that meet or exceed those contained in the Listed Company Manual of the New York Stock Exchange. Applying those standards, the Board of Trustees, assisted by inside and outside counsel, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand.

      Likewise, the Board also examined relationships and transactions between each Trustee and senior management of the Company to ascertain whether a Trustee’s independence is compromised.

      Finally, the Board also reviewed the Company’s charitable donations to organizations in which Board members or their immediate family members serve as officers or directors.

      As a result of this review, on February 24, 2004 the Board affirmatively determined that all of the members of the Board of Trustees nominated for election at the annual meeting of shareholders are independent of the Company and have no material relationship with the Company, under the standards contained in the Listed Company Manual of the New York Stock Exchange and under Northeast Utilities’ Corporate Governance Guidelines, with the exception of Mr. Forsgren, an employee of the Company. In reaching this determination, the Board concluded that the relationship described in “Certain Relationships and Related Transactions” below was not material under such standards. Mr. Shivery, who was elected a Trustee on March 29, 2004, was not part of the Board’s determination but as an employee of the Company, is not independent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The law firm of Sulloway & Hollis, P.L.L.C. provided legal services to various subsidiaries of Northeast Utilities during 2003, and received $267,375 for such services. Ms. Cleveland, who is standing for re-election as a Trustee of Northeast Utilities, is married to John B. Garvey, a partner in the firm. None of these services were provided by Mr. Garvey, and Mr. Garvey receives no special compensation as a result of the firm’s relationship with the Company. The firm has provided legal services to Public Service Company of New Hampshire, a subsidiary of Northeast Utilities acquired by merger in 1992, since its formation over 75 years ago.

MEETINGS OF THE BOARD AND ITS COMMITTEES

      In 2003, the Board of Trustees held 14 meetings, the non-management Trustees held four meetings, and the Board, the non-management Trustees and the Committees of the Board held a total of 64 meetings. Ten members of the Board of Trustees attended the Annual Meeting of Shareholders held on May 13, 2003. Board members are generally expected to attend annual meetings but the Company has no written policy addressing this subject.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table provides, as of March 1, 2004, information as to persons who are known to Northeast Utilities to beneficially own more than five percent of the common shares of Northeast Utilities. Northeast Utilities has no other class of voting securities.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

AXA Financial et al.	10,081,815	(1)	7.7%
1290 Avenue of the Americas
New York, New York 10104
Lord, Abbett & Co.	8,856,376	(2)	6.8%
90 Hudson Street
Jersey City, NJ 07302

Notes:

(1)	According to a Statement on Schedule 13G dated February 13, 2004 and filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, AXA, and AXA Financial, Inc., (a) Alliance Capital Management L.P. is the beneficial owner of 9,690,465 common shares of Northeast Utilities, for which it has sole dispositive power, including 7,065,200 shares for which it has sole voting power and 371,948 shares for which it has shared voting power; (b) The Equitable Life Assurance Society of the United States is the beneficial owner of 3,250 shares, for which it has sole voting and dispositive power; and (c) AXA Rosenberg Investment Management LLC is the beneficial owner of 388,100 shares, for which it has shared dispositive power, including 328,900 shares for which it has sole voting power. The Statement on Schedule 13G further states (a) that Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States are subsidiaries of AXA Financial, Inc., which states that each of them operates under independent management and makes independent voting and investment decisions; (b) that AXA is a parent holding company of AXA Rosenberg Investment Management LLC and owns AXA Financial, Inc.; and (c) that AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle as a group act as a parent holding company with respect to these holdings. The Statement on Schedule 13G further states that its filing shall not be construed as an admission that AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, or AXA beneficially own such shares.

(2)	According to an Amendment to Statement on Schedule 13G dated January 26, 2004, Lord, Abbett & Co. is the beneficial owner of 8,856,376 common shares of Northeast Utilities. According to the Schedule 13G, Lord, Abbett & Co. has sole voting and dispositive power with respect to these shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

      The following table provides information as of March 1, 2004 (except for Mr. Morris, whose ownership is shown as of December 31, 2003, the date his employment with the Company ended), as to the beneficial ownership of the common shares of Northeast Utilities by each Trustee and nominee for Trustee, each of the five highest paid executive officers of Northeast Utilities and its subsidiaries, and all Trustees, nominees for Trustee and executive officers as a group. Unless otherwise noted, each Trustee, nominee and executive officer has sole voting and investment power with respect to the listed shares.

					Restricted
	Amount and Nature of		Percent of	Deferred Shares	Share
Name	Beneficial Ownership		Class	and Units(1)	Units(2)

Richard H. Booth	6,000	(3)	(4)	7,689	0
Gregory B. Butler	39,832	(5)	(4)	0	13,021
Cotton Mather Cleveland	20,232	(6)	(4)	5,935	0
Sanford Cloud, Jr.	21,818	(7)	(4)	889	3,000
James F. Cordes	11,500	(3)	(4)	3,083	3,000
E. Gail de Planque	20,640	(6)	(4)	3,000	0
John H. Forsgren	150,120	(8)	(4)	0	51,442
John G. Graham	1,000		(4)	7,600	0
Cheryl W. Grisé	182,553	(9)	(4)	1,539	35,326
Elizabeth T. Kennan	18,755	(10)	(4)	8,083	0
Michael G. Morris	974,832	(11)	(4)	6,052	75,000
Robert E. Patricelli	27,522	(6)	(4)	0	3,000
Charles W. Shivery	26,406	(12)	(4)	1,119	30,000
John F. Swope	22,361	(10)	(4)	5,048	0
All Trustees and Executive Officers as a Group (15 persons)	1,595,658	(13)	1.2%

Notes:

(1)	“Deferred shares and units” includes common shares and restricted share units receipt of which has been deferred, and which are recorded in the executive officer’s or Trustee’s account under the Northeast Utilities Deferred Compensation Plan for Trustees or the Northeast Utilities Deferred Compensation Plan for Executives. In each case the named individual has neither voting nor dispositive power with respect to these deferred shares or deferred restricted share units nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.

(2)	“Restricted share units” includes restricted share units issued under the Northeast Utilities Incentive Plan receipt of which has not been deferred, as to which the named individual has neither voting nor dispositive power nor the ability to obtain beneficial ownership of the shares represented thereby within 60 days.

(3)	Includes 5,000 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(4)	As of March 1, 2004, each Trustee and executive officer of Northeast Utilities beneficially owned less than one percent of the Northeast Utilities common shares outstanding.

(5)	Includes 25,400 shares that could be acquired by Mr. Butler pursuant to currently exercisable options and 5,835 shares as to which Mr. Butler has sole voting and no dispositive power.

(6)	Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options and 1,000 shares as to which the beneficial owner has sole voting and no dispositive power.

(7)	Includes 7,500 shares that could be acquired by Mr. Cloud pursuant to currently exercisable options and 1,000 shares as to which Mr. Cloud has sole voting and no dispositive power.

(8)	Includes 112,598 shares that could be acquired by Mr. Forsgren pursuant to currently exercisable options and 28,343 shares as to which Mr. Forsgren has sole voting and no dispositive power.

(9)	Includes 141,359 shares that could be acquired by Mrs. Grisé pursuant to currently exercisable options, 25,426 shares as to which Mrs. Grisé has sole voting and no dispositive power, and 265 shares held by Mrs. Grisé’s husband as custodian for her children, with whom she shares voting and dispositive power.

(10)	Includes 12,500 shares that could be acquired by the beneficial owner pursuant to currently exercisable options.

(11)	Includes 863,124 shares that could have been acquired by Mr. Morris as of December 31, 2003 pursuant to then currently exercisable options and 31,732 shares held as of December 31, 2003 as to which Mr. Morris then had sole voting and no dispositive power. 13,499 of the shares shown were held jointly by Mr. Morris and his wife.

(12)	Includes 9,674 shares that could be acquired by Mr. Shivery pursuant to currently exercisable options and 12,566 shares as to which Mr. Shivery has sole voting and no dispositive power.

(13)	Includes 52,416 shares that could be acquired by an executive officer other than those named in the table above pursuant to currently exercisable options, and 19,669 shares beneficially owned by such officer, as to 7,009 of which such officer has sole voting and no dispositive power.

EXECUTIVE COMPENSATION

      The following tables present the cash and non-cash compensation received by the Chief Executive Officer and the next four highest paid executive officers of Northeast Utilities during 2003, in accordance with rules of the Securities and Exchange Commission:

Summary Compensation Table

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying	Long Term	All Other
				Compen-	Stock	Options/Stock	Incentive	Compen-
Name and Principal		Salary		sation ($)	Award(s) ($)	Appreciation	Program	sation ($)
Position	Year	($)	Bonus ($)	(Note 1)	(Note 2)	Rights (#)	Payouts ($)	(Note 3)

Michael G. Morris	2003	957,692	2,600,000	227,914	1,060,500	—	—	28,731
Chairman of the Board,	2002	915,385	558,000	209,883	—	630,600	—	27,462
President and Chief	2001	900,000	869,805	238,924	—	220,000	—	27,000
Executive Officer (Note 4)
John H. Forsgren	2003	574,615	1,086,175	17,384	427,495	—	—	187,574
Vice Chairman,	2002	556,154	165,000	—	—	54,400	—	179,674
Executive Vice	2001	524,423	200,000	—	—	98,000	—	5,100
President and Chief Financial Officer
Charles W. Shivery	2003	554,616	674,000	8,946	220,004	—	—	16,639
President —	2002	306,731	200,000	244,594	—	29,204	—	7,615
Competitive Group	2001	—	—	—	—	—	—	—
(Note 5)
Cheryl W. Grisé	2003	451,539	581,513	13,216	324,994	—	—	184,587
President —	2002	409,231	280,000	—	—	39,600	—	180,523
Utility Group	2001	338,664	180,000	—	—	76,000	—	10,119

Gregory B. Butler	2003	244,615	232,200	4,473	109,995	—	—	6,000
Senior Vice President,	2002	206,154	70,000	—	—	13,200	—	6,000
Secretary and General	2001	189,269	70,000	—	—	7,600	—	5,100
Counsel

Notes:

(1)	“Other Annual Compensation” for Mr. Morris includes personal use of the Company’s airplane, having a cost to the Company of $170,984 in 2003, $180,886 in 2002, and $219,088 in 2001. “Other Annual Compensation” for Mr. Shivery in 2002 includes $144,000 of relocation expenses, per his employment agreement.

(2)	The aggregate restricted stock holdings by the five individuals named in the table were, at December 31, 2003, 130,773 common shares, with a value of $2,637,691. Each of these individuals was awarded restricted stock as long term incentive compensation during 2003, which vests over four years, except that Mr. Morris’s award was in restricted share units that were forfeited upon his retirement. No restricted shares were awarded as incentive compensation to these individuals in 2002; payment of 50 percent of the 2001 and 2002 annual bonuses of each of Mr. Morris, Mr. Forsgren, and Mrs. Grisé was made on February 25, 2002 and February 25, 2003, respectively, in the form of restricted shares vesting one-third on each of the next three anniversaries of these payments. Dividends on restricted shares are paid out.

(3)	“All Other Compensation” for 2003 consists of employer matching contributions under the Northeast Utilities Service Company 401k Plan, generally available to all eligible employees ($6,000 for each named officer) and matching contributions under the Deferred Compensation Plan for Executives (Mr. Morris — $22,731, Mr. Shivery — $10,639, and Mrs. Grisé — $7,546). For Mr. Forsgren and Mrs. Grisé, it also includes vested deferred compensation paid out in 2003 of $181,574 and $171,041, respectively (See Employment Contracts and Termination of Employment and Change in Control Arrangements, below).

(4)	Retired January 1, 2004.

(5)	Served as interim President effective January 1, 2004 and elected Chairman of the Board, President and Chief Executive Officer on March 29, 2004.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and FY-End Option/ SAR Values

	Shares with
	Respect to		Number of Securities		Value of Unexercised
	Which		Underlying Unexercised		In-the-Money
	Options/SARs		Options/SARs at Fiscal		Options/SARs at Fiscal
	Were	Value	Year End (#)		Year-End ($)
	Exercised	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael G. Morris	150,000	994,650	863,124	660,402	4,812,597	1,952,103
John H. Forsgren	81,919	153,940	83,464	68,936	33,598	60,048
Charles W. Shivery	—	—	9,674	19,350	12,286	24,574
Cheryl W. Grisé	—	—	119,492	51,736	217,469	43,809
Gregory B. Butler	15,716	55,726	18,466	11,334	22,589	13,992

Long-Term Incentive Plans — Awards in Last Fiscal Year

      Grants of performance units were made during 2003 under the Northeast Utilities Incentive Plan to the Company’s officers. Payments will be made in cash following the close of the performance period. Threshold, target, and maximum payouts will be determined based on net income over the performance period. Grants to the executive officers named in the Summary Compensation Table were as follows:

	Number of		Estimated Future Payouts Under
	Shares,		Non-Stock Price-Based Plans
	Units or
	Other	Performance or Other Period	Threshold	Target	Maximum
Name	Rights (#)	Until Maturation or Payout	($)	($)	($)

Michael G. Morris	10,450	1/1/2003-12/31/2005	418,000	1,045,000	1,463,000
John H. Forsgren	4,275	1/1/2003-12/31/2005	171,000	427,500	598,500
Charles W. Shivery	2,200	1/1/2003-12/31/2005	88,000	220,000	308,000
Cheryl W. Grisé	3,250	1/1/2003-12/31/2005	130,000	325,000	455,000
Gregory B. Butler	1,100	1/1/2003-12/31/2005	44,000	110,000	154,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Trustees and certain officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based on such reports, or written representations that no Form 5 was required, Northeast Utilities believes that for the year ended December 31, 2003, all such reporting requirements were complied with in a timely manner.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      Northeast Utilities has entered into an employment agreement with Mr. Morris and Northeast Utilities Service Company (NUSCO) has entered into employment agreements with each of the other named executive officers. The agreements are binding on Northeast Utilities and, except for Mr. Shivery’s agreement, on certain majority-owned subsidiaries of Northeast Utilities.

      Each agreement obligates the officer to perform such duties as may be directed by the NUSCO Board of Directors or the Northeast Utilities Board of Trustees, protect the Company’s confidential information, and refrain, while employed by the Company and for a period of time thereafter, from competing with the Company in a specified geographic area. Each agreement provides that the officer’s base salary will not be reduced below certain levels without the consent of the officer, and that the officer will participate in specified benefits under the Supplemental Executive Retirement Plan or other supplemental retirement programs (see “Pension Benefits” below) and/or in certain executive incentive programs at specified incentive opportunity levels.

      Each agreement provides for a specified employment term and for automatic one-year extensions of the employment term unless at least six months’ notice of non-renewal is given by either party. The employment term may also be ended by the Company for “cause”, as defined, at any time (in which case certain supplemental retirement benefits may be forfeited), or by the officer on thirty days’ prior written notice for any reason. Absent “cause”, the Company may remove the officer from his or her position on sixty days’ prior written notice, but in the event the officer is so removed and signs a release of all claims against the Company, the officer will receive two years’ base salary and annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation.

      Under the terms of the agreements, upon any termination of employment following a change of control, as defined, between (a) the earlier of the date shareholders approve a change of control transaction or a change of control transaction occurs and (b) the earlier of the date, if any, on which the Board of Trustees abandons the transaction or the date two years following the change of control, if the officer signs a release of all claims against the Company, the officer will be entitled to certain payments including a multiple (not to exceed three) of “base compensation,” as defined, annual incentive payments, specified employee welfare and pension benefits, and vesting of specified long-term incentive compensation. Certain of the change of control provisions may be modified by the Board of Trustees prior to a change of control, on at least two years’ notice to the affected officer(s).

      Besides the terms described above, the agreements of Messrs. Morris, Forsgren and Shivery provide for a specified salary, cash, restricted stock and/or stock options upon employment, special incentive programs and/or special retirement benefits. See “Pension Benefits”, below, for further description of these provisions. The agreements of Mr. Forsgren and Mrs. Grisé were supplemented during 2001 to provide for a deferred payment of $520,000 and $500,000, respectively, vesting in even installments (adjusted to reflect investment performance) on June 28, 2002, 2003 and 2004, so long as such officer remains in the employ of Northeast Utilities Service Company, and vesting sooner in the event of a change of control of the Company or involuntary termination without cause.

      The descriptions of the various agreements set forth above are for purpose of disclosure in accordance with the proxy and other disclosure rules of the SEC and shall not be controlling on any party; the actual terms of the agreements themselves determine the rights and obligations of the parties.

PENSION BENEFITS

      The tables on the following page show the estimated annual retirement benefits payable to an executive officer of Northeast Utilities upon retirement, assuming that retirement occurs at age 65 and that the officer is at that time not only eligible for a pension benefit under the Northeast Utilities Service Company Retirement Plan (the Retirement Plan) but also eligible for either the make-whole benefit or the make-whole benefit plus the target benefit under the Supplemental Executive Retirement Plan for Officers of Northeast Utilities System Companies (the Supplemental Plan). The Supplemental Plan is a non-qualified pension plan providing supplemental retirement income to system officers. The make-whole benefit under the Supplemental Plan, available to all officers, makes up for benefits lost through application of certain tax code limitations on the benefits that may be provided under the Retirement Plan, and includes as “compensation” awards under the executive incentive plans and deferred compensation (as earned). The target benefit further supplements these benefits and is available to officers at the Senior Vice President level and higher who are selected by the Board of Trustees to participate in the target benefit and who remain in the employ of Northeast Utilities companies until at least age 60 (unless the Board of Trustees sets an earlier age).

      Under Mr. Morris’s Employment Agreement he received a special retirement benefit calculated by applying the benefit formula of the CMS Energy/ Consumers Energy Company (CMS) Supplemental Executive Retirement Plan to all compensation earned from the Northeast Utilities system (the Company) and to all service rendered to the Company and CMS.

      The other named executive officers are currently eligible for a make-whole plus a target benefit.

      Mr. Forsgren’s Employment Agreement provides for supplemental pension benefits based on crediting up to ten years of additional service and providing payments equal to 25 percent of final average compensation (not to exceed 170 percent of highest average base compensation received in any 36 month period) for up to 15 years following retirement, reduced by four percentage points for each year that his age is less than 65 years at retirement. In addition, if Mr. Forsgren retires after age 58, he will be eligible for a make-whole plus a target benefit under the Supplemental Plan based on crediting three extra years of service, unreduced for early commencement.

      Mr. Shivery’s Employment Agreement provides for a special retirement benefit, following completion of five years of service with the Company, consisting of the excess over benefits otherwise payable from the Retirement Plan and the Supplemental Plan needed to give him the equivalent of fully-vested benefits under the Retirement Plan and the Supplemental Plan calculated by adding three additional years to his actual service and utilizing an early commencement reduction factor of 2 percent per year for each year younger than age 65 at commencement, if better than the factors then in use under the Retirement Plan.

Annual Benefit for Officers Eligible for Make-Whole Benefit

	Years of Credited Service

Final Average Compensation	15	20	25	30	35

$200,000	$43,264	$57,686	$72,107	$86,760	$101,413
$250,000	54,514	72,686	90,857	109,260	127,663
$300,000	65,764	87,686	109,607	131,760	153,913
$350,000	77,014	102,686	128,357	154,260	180,163
$400,000	88,264	117,686	147,107	176,760	206,413
$450,000	99,514	132,686	165,857	199,260	232,663
$500,000	110,764	147,686	184,607	221,760	258,913
$600,000	133,264	178,686	222,107	266,760	311,413
$700,000	155,764	207,686	259,607	311,760	363,913
$800,000	178,264	237,686	297,107	356,760	416,413
$900,000	200,764	267,686	334,607	401,760	468,913
$1,000,000	223,264	297,686	372,107	446,760	521,413
$1,100,000	245,764	327,686	409,607	491,760	573,913
$1,200,000	268,264	357,686	447,107	536,760	626,413
$1,300,000	290,764	387,686	484,607	581,760	678,913
$1,400,000	313,264	417,686	522,107	626,760	731,413
$1,500,000	335,764	447,686	559,607	671,760	783,913

Annual Benefit for Officers Eligible for Make-Whole Plus Target Benefit

	Years of Credited Service

Final Average Compensation	15	20	25	30	35

$200,000	$72,000	$96,000	$120,000	$120,000	$120,000
250,000	90,000	120,000	150,000	150,000	150,000
300,000	108,000	144,000	180,000	180,000	180,000
350,000	126,000	168,000	210,000	210,000	210,000
400,000	144,000	192,000	240,000	240,000	240,000
450,000	162,000	216,000	270,000	270,000	270,000
500,000	180,000	240,000	300,000	300,000	300,000
600,000	216,000	288,000	360,000	360,000	360,000
700,000	252,000	336,000	420,000	420,000	420,000
800,000	288,000	384,000	480,000	480,000	480,000
900,000	324,000	432,000	540,000	540,000	540,000
1,000,000	360,000	480,000	600,000	600,000	600,000
1,100,000	396,000	528,000	660,000	660,000	660,000
1,200,000	432,000	576,000	720,000	720,000	720,000
1,300,000	468,000	624,000	780,000	780,000	780,000
1,400,000	504,000	672,000	840,000	840,000	840,000
1,500,000	540,000	720,000	900,000	900,000	900,000

      The benefits presented in the tables above are based on a straight life annuity beginning at age 65 and do not take into account any reduction for joint and survivorship annuity payments. Final average compensation for purposes of calculating the target benefit is the highest average annual compensation of the participant during any 36 consecutive months compensation was earned. Final average compensation for purposes of calculating the make-whole benefit is the highest average annual compensation of the participant during any 60 consecutive months compensation was earned. Compensation for these benefits includes the annual salary and bonus shown in the Summary Compensation Table and, for the make-whole benefit for officers hired before November 2001, and for the target benefit for officers who were hired before November 2001 and eligible for the target benefit prior to October 2003, an amount that represents the annual value of long term incentive compensation for 2002 and 2003. Compensation for purposes of these benefits does not include employer matching contributions under the 401k Plan. In the event that an officer’s employment terminates because of disability, the retirement benefits shown above would be offset by the amount of any disability benefits payable to the recipient that are attributable to contributions made by Northeast Utilities and its subsidiaries under long term disability plans and policies.

      Mr. Morris was not eligible to participate in the Supplemental Plan, but he did participate in the Retirement Plan. The amount of his annual compensation covered by the Retirement Plan was limited by the IRS to $200,000 for 2003. The compensation covered by the Supplemental Plan in 2003 for Mr. Forsgren, Mr. Shivery, Mrs. Grisé, and Mr. Butler was $1,871,931, $906,616, $1,169,601 and $508,140, respectively.

      As of December 31, 2003, the executive officers named in the Summary Compensation Table had approximately the following years of credited service for purposes of the Supplemental Plan: Mr. Forsgren — 7, Mr. Shivery — 1, Mrs. Grisé — 23, and Mr. Butler — 7. Mr. Morris had 25 years of service for purpose of his special retirement benefit. In addition, Mr. Forsgren had 15 years of service for purposes of his supplemental pension benefit and would have 28 years of service for such purpose if he were to retire at age 65.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

      The following table sets forth the number of common shares of Northeast Utilities issuable under the equity compensation plans of the Northeast Utilities System, as well as their weighted exercise price, in accordance with the rules of the Securities and Exchange Commission:

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to Be Issued upon		under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding
	Options, Warrants	Outstanding Options,	Securities Reflected
	and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,225,593	$17.033	See Note 1
Equity compensation plans not approved by security holders	350,000	$9.625	None
Total	3,575,593	$16.308	See Note 1

Note:

(1)	Under the Northeast Utilities Incentive Plan, 5,385,371 shares were available for issuance as of December 31, 2003. In addition, an amount equal to one percent of the outstanding shares as of the end of each year becomes available for issuance under the Incentive Plan the following year. Under the Northeast Utilities Employee Share Purchase Plan II, 6,921,265 additional shares are available for issuance. Each such plan expires in 2008.

TRUSTEE COMPENSATION

      Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer of $20,000 payable quarterly. The Chair of the Audit Committee is paid an additional annual retainer of $10,000, the Chair of the Compensation Committee is paid an additional annual retainer of $5,000, and the Chairs of the Corporate Affairs, Corporate Governance, and Finance Committees are paid an additional annual retainer of $4,000 ($3,750 in 2003), each payable quarterly. In addition to the above compensation, Dr. Kennan is paid an additional annual retainer of $50,000 ($40,000 in 2003) payable quarterly for the extra services performed as Lead Trustee.

      A non-employee Trustee receives $1,500 ($1,000 prior to July 1, 2003) and $1,000 for each meeting attended of the Board or its Committees, respectively, or, for participation in a meeting by conference telephone, $1,000 for a Board meeting and $675 for a Committee meeting. However, members of the Audit Committee will receive $1,000 for certain meetings held by conference telephone during 2004.

      A non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities system may receive additional compensation of $750 per half-day ($1,000 per day prior to July 1, 2003) plus necessary expenses.

      In December 2003 the Board elected Dr. Kennan as interim Chairman of the Board and formed a Search Committee following Mr. Morris’s announced retirement. In January 2004, the Compensation Committee approved compensation for the interim Chairman of the Board and for members of the Search Committee. During her tenure as interim Chairman of the Board, which ended upon the election of Mr. Shivery as a Trustee and as Chairman of the Board, President and Chief Executive Officer on March 29, 2004, Dr. Kennan was paid $40,000 per month in lieu of all retainers and meeting fees, and Dr. Kennan received $20,000 additional compensation for extra services performed during December 2003. Members of the Search Committee (except for Dr. Kennan) received a one-time payment of $10,000, and the Chair of the Search Committee (Mr. Cordes) received a one-time payment of $20,000, in lieu of normal meeting fees for all meetings of the Search Committee held during the search for a new chief executive officer for the Company.

      Under the terms of the Northeast Utilities Incentive Plan, each non-employee Trustee is also eligible for stock-based grants. During 2003, each non-employee Trustee received 2,000 common shares of Northeast Utilities, and was granted 1,000 restricted common shares under the Incentive Plan, which vested in March 2004, subject in each case to any deferral election in effect. In January 2004, Dr. Kennan was granted 5,000 restricted share units and each other non-employee Trustee was granted 3,000 restricted share units under the Incentive Plan. A portion of these units is subject to forfeiture if the Trustee leaves the Board prior to January 10, 2005. Absent forfeiture, and subject to any deferral election in effect, half of these units will be paid as newly-issued shares in January 2005 and half will be paid as newly-issued shares in January 2009.

      Prior to the beginning of each calendar year, non-employee Trustees may irrevocably elect to have all or any portion of their retainers and fees paid in the form of common shares of Northeast Utilities. Pursuant to the Northeast Utilities Deferred Compensation Plan for Trustees, each Trustee may also irrevocably elect to defer receipt of some or all cash and/or share compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee’s Responsibilities

      The Compensation Committee of the Board of Trustees (the Committee) is composed entirely of independent Trustees. The Committee is the administrator of executive compensation programs for the executives of the Northeast Utilities system (the Company) with authority to establish and interpret the terms of the Company’s executive salary and incentive programs. The purpose of this report is to summarize the compensation philosophy and policies that the Committee applied in making executive compensation decisions in 2003.

Compensation Philosophy

      The Committee has approved compensation programs intended to:

•	Attract and retain key executives by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of businesses;

•	Motivate executives and key employees to achieve strong financial and operational performance;

•	Emphasize performance-based compensation, which balances rewards for short-term and long-term results;

•	Reward individual performance;

•	Align executive interests with those of Northeast Utilities’ shareholders and with Company performance by continuing with the use of equity-based incentives as a significant part of executives’ compensation; and

•	Encourage long-term commitment to the Company.

Compensation Methodology

      The Committee periodically assesses the Company’s compensation program to assure a strong alignment with its business strategies, goals and objectives, as well as marketplace practices. Each year, with the assistance of an independent compensation consultant, the Committee reviews data from market surveys, proxy statements and other publicly available information of similarly sized utility companies to assess the Company’s competitive position with respect to the following three components of executive compensation:

•	Base Salary;

•	Annual Incentives; and

•	Long-Term Incentives

      In making compensation decisions for each executive, the Committee also considers individual performance, level of responsibility, and skills and experience.

Components of Compensation

Base Salary

      The Committee sets the annual base salary for each executive officer. The Committee periodically adjusts officers’ base salaries to reflect considerations such as changes in responsibility, market sensitivity, individual performance and internal equity. The goal for the base pay component is to compensate executives at a level which is commensurate with the salaries of individuals in comparable positions and markets. In 2003 the Committee, with the assistance of

Pearl Meyer & Partners, an independent compensation consultant, reviewed marketplace compensation levels for officers. Based on this review, base pay increases were approved, effective September 1, 2003, to maintain competitive positioning.

Annual Incentive Awards

      The Annual Incentive Program provides annual incentives to executives to promote the achievement of performance objectives of the Company and the executive. The Program was designed to establish payouts based on the Company’s performance against an adjusted net income goal and the individual’s performance against specific individual goals.

      Target incentive opportunities under this Program are established as a percentage of base salary, using survey data for individuals in comparable positions and markets. Incentive amounts are intended to provide competitive incentive payment for individuals in comparable positions and markets when target performance is achieved. Incentive amounts may equal up to 200% of target when outstanding financial and operational results are achieved. The Program provides that payouts are made in cash, except that for certain executives a portion of the award is to be made in the form of restricted NU common shares or share units in order to increase retention incentives and more closely align these executives’ interests with those of shareholders.

Long-Term Incentive Program

      The Committee has structured long-term incentive compensation to provide for competitive incentive grant value while maintaining an appropriate balance between rewarding performance and encouraging employee retention. Long-term incentive grants are made during the year to each executive officer and other officers and certain key employees of the Company. These awards are in the form of equity-based grants, and for officers, also in the form of Performance Units. The Performance Units are generally structured to vest at the end of a three-year period and with their value based on earnings performance over the period compared to specified targets for each three-year period to be established at the time of grant based on the Company’s then current multi-year business plan.

      In 2003 for the equity-based portion of the long-term incentive program the Company granted restricted shares which vest over four years. Restricted shares were granted to provide officers with a strong linkage to shareholder interests. In addition, to further increase share ownership by officers, the Committee determined in 2003 that payout of a significant portion of future restricted share grants will not be made until four years after their vesting dates.

Compensation of the Chief Executive Officer

      The CEO’s compensation is set pursuant to an evaluation process developed by the Committee in conjunction with the Corporate Governance Committee of the Board of Trustees. In 2003, the Committee retained Pearl Meyer & Partners to conduct a review of compensation of the CEO. The CEO participates in the same compensation programs and receives compensation based on the same criteria as the Company’s other executive officers. However, the CEO’s compensation reflects the greater policy- and decision-making authority that the CEO holds and the higher level of responsibility he has with respect to the strategic direction of the Company and its financial and operating results. The components of Mr. Morris’s 2003 compensation were:

•	Base Salary: Based on a market review and the Committee’s judgment as to his past and expected future performance, the CEO received a base salary increase of 2.6%, to $975,000, effective September 1, 2003.

•	Annual Incentives: The CEO’s target annual incentive for 2003 was equal to 150 percent of base pay, or $1,437,500. Even though Mr. Morris retired at year end, he was eligible for an annual incentive payment for 2003 under the provisions of the Incentive Plan. The total annual incentive for Mr. Morris was $2,600,000, which represented approximately 181% of target payout in recognition of his contribution during 2003 toward achieving above-target net income performance.

•	Long-Term Incentive Grants: The CEO’s grant was targeted at 220 percent of base salary based upon the Committee’s dual goals of market competitiveness and alignment with shareholder interests. In February 2003 the CEO received 75,000 restricted share units, which were to vest upon continued employment equally in February 2004, 2005, 2006 and 2007, and was granted 10,450 Performance Units with a target value equal to $100 per unit. As a result of Mr. Morris’s retirement, all 75,000 restricted share units were forfeited, and no payout was made on the Performance Units.

Compliance with Section 162(m) of the Internal Revenue Code

      Under Section 162(m) of the Internal Revenue Code, the Company may not deduct annual compensation in excess of $1 million paid to certain employees, generally the CEO and four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. The Committee believes that its compensation program adequately responds to issues raised by the deductibility cap placed on executive salaries by Section 162(m) due to the Company’s use of stock options and qualified performance-based compensation in Company incentive programs. It is not anticipated that compensation realized by any executive officer under the Company’s plans and programs now in effect will result in a material loss of tax deductions.

      This report has been provided by the Compensation Committee.

Respectfully submitted,

Robert E. Patricelli, Chair
E. Gail de Planque, Vice Chair
Richard H. Booth
Sanford Cloud, Jr.
James F. Cordes
Elizabeth T. Kennan

Dated: February 24, 2004

SHARE PERFORMANCE CHART

      The following chart compares the cumulative total return on an investment in Northeast Utilities common shares with the cumulative total return of the S&P 500 Stock Index and the S&P Electric Companies Index over the last five fiscal years, in accordance with the rules of the SEC, assuming $100 invested on January 1, 1999 in Northeast Utilities common shares, S&P 500 Index and S&P Electric Companies Index with all dividends reinvested. Total return of Northeast Utilities common shares assumes reinvestment of all dividends on payment date. Values shown are as of December 31 of each year.

2.     RATIFICATION OF THE SELECTION OF AUDITORS

      The firm of Deloitte & Touche LLP, independent public accountants, was recommended by the Audit Committee to the Board of Trustees to serve as independent auditors of Northeast Utilities and its subsidiaries for 2003. The Shareholders ratified the Board’s selection of Deloitte & Touche LLP as the independent auditors for Northeast Utilities and its subsidiaries at the 2003 Annual Meeting of Shareholders. Pursuant to the recommendation of the Audit Committee, the Board of Trustees now recommends that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP to conduct an audit of Northeast Utilities and its subsidiaries for 2004. The Declaration of Trust of the Company does not require that its shareholders ratify the selection of independent auditors. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

      Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

      The Board of Trustees recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

      On March 15, 2002, the Company dismissed Arthur Andersen LLP (“AA”) as the Company’s independent public accountants. This determination followed the Company’s decision to seek proposals from other independent accountants to audit the Company’s consolidated financial statements and the financial statements of certain subsidiaries for the year ending December 31, 2002. The decision not to renew the engagement of AA was made by the Board of Trustees of the Company based upon a recommendation of the Audit Committee.

      AA’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope or accounting principles. AA’s report on the Company’s consolidated financial statements for the year ended December 31, 2001 included an explanatory paragraph with respect to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

      Effective March 15, 2002, the Board of Trustees, based upon a recommendation of its Audit Committee, retained Deloitte & Touche LLP as its independent auditors to audit the Company’s consolidated financial statements for the year ending December 31, 2002. The decision to retain Deloitte & Touche LLP was submitted to shareholders for nonbinding ratification at the Company’s 2002 Annual Meeting of Shareholders held on May 14, 2002.

      Between January 1, 2000 and March 14, 2002, the Company did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      Audit services performed by Deloitte & Touche LLP for 2002 consisted of an audit and report on the 2002 financial statements of Northeast Utilities and certain subsidiaries with respect to filings with government agencies such as the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Connecticut Department of Public Utility Control. In addition, as a result of the Company’s decision to report energy trading revenues on a net basis, Deloitte & Touche LLP was engaged to reaudit the Company’s 2001 consolidated financial statements and those of a principal subsidiary.

Pre-Approval of Services Provided by Principal Auditors

      The Audit Committee has established policies and procedures regarding the pre-approval of services provided by the principal auditors. Those policies and procedures delegate pre-approval of services to the Audit Committee Chair and/or Vice Chair provided that such offices are held by Trustees who are “independent” within the meaning of the Sarbanes-Oxley Act of 2002 and that all such pre-approvals are presented to the Audit Committee at the next regularly scheduled meeting of the Committee.

Fees Paid to Principal Auditor

      The Company’s principal auditor was paid fees aggregating $1,735,113 and $2,236,280 for the years ended December 31, 2003 and 2002, respectively, comprised of the following:

1.     Audit Fees

      The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) for audit services rendered for the years ended December 31, 2003 and 2002 totaled $1,441,700 and $2,045,000, respectively. The audit fees were incurred for audits of the annual consolidated financial statements of NU and its subsidiaries, reviews of financial statements included in quarterly reports on Form 10-Q of NU and its subsidiaries, comfort letters, consents and other costs related to registration statements, and fees for accounting consultations related to the application of new accounting standards and rules. For 2002, this amount also includes fees and expenses of $911,000 in conjunction with performing the reaudit of NU’s 2001 consolidated financial statements and those of a principal subsidiary.

2.     Audit Related Fees

      The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2003 and 2002 totaled $150,200 and $97,800, respectively, primarily related to certain agreed-upon procedures and other attestation engagements and the audit of the Company’s 401k Plan. Included in 2002 audit related fees paid to the Deloitte Entities is $12,800 (0.6% of total fees) of services where pre-approval was not required, as such services were de minimis. There were no de minimis audit-related services in 2003.

3.     Tax Fees

      The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2003 and 2002 totaled $47,500 and $51,932, respectively. There were no de minimis tax services in 2003 or 2002.

4.     All Other Fees

      The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for the years ended December 31, 2003 and 2002 for services other than the services described above totaled $95,713 and $41,549, respectively, primarily related to training classes provided by the Deloitte Entities. Included in 2003 and 2002 “all other fees” are $16,620 (1% of total fees) and $14,708 (0.7% of total fees), respectively, of services where pre-approval was not required, as such services were de minimis.

      The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence and has concluded that the Deloitte Entities were and are independent of the Company in all respects.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is solely responsible for oversight of the relationship of Northeast Utilities with its independent auditors on behalf of the Board of Trustees. As part of its responsibilities, the Audit Committee has received from the auditors the required communications, including the letter from the independent auditors required by the Independence Standards Board, has discussed these matters and the independent auditor’s independence with the independent auditors as required by generally accepted auditing standards, and has reviewed and discussed the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2003 and 2002 with management.

      The Board of Trustees and the Audit Committee are aware of the requirements of the Sarbanes-Oxley Act of 2002, the recent increased scrutiny of financial statement disclosures of publicly held companies and the related rulemaking issued by the Securities and Exchange Commission.

      The Audit Committee has discussed the appropriateness and adequacy of disclosures in the consolidated financial statements with management and the independent auditors in light of this guidance. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Respectfully submitted,

John F. Swope, Chair
Richard H. Booth, Vice Chair
James F. Cordes
E. Gail de Planque
John G. Graham
Elizabeth T. Kennan

Dated: February 23, 2004

3.     OTHER MATTERS

      The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

COST OF SOLICITATION OF PROXIES

      The cost of soliciting proxies on behalf of the Board of Trustees will be borne by Northeast Utilities. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph, by Trustees, officers or employees of Northeast Utilities or Northeast Utilities Service Company, by employees of The Bank of New York, Transfer Agent and Registrar, or by an independent company, Morrow & Co., Inc., which has been retained to assist in the solicitation of proxies from banks, brokerage firms, nominees and individual shareholders for a fee of $12,000 plus reimbursement for expenses. Arrangements will be made to reimburse brokerage firms, nominees, custodians and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial owners of common shares held as of March 12, 2004.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      To be included in the proxy statement and form of proxy for the 2005 Annual Meeting of Shareholders, proposals by shareholders must be received no later than December 6, 2004, and must satisfy the conditions established by the SEC. Shareholder proposals submitted to be considered at the 2005 Annual Meeting without inclusion in next year’s proxy materials must be received no later than February 21, 2005. If Northeast Utilities is not notified of a shareholder proposal by February 21, 2005, then proxies held by management may provide the discretion to vote against such proposal, even though such proposal is not discussed in the proxy statement. Proposals should be addressed to O. Kay Comendul, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

By order of the Board of Trustees,

GREGORY B. BUTLER
Senior Vice President, Secretary and General Counsel

ANNUAL REPORT TO SHAREHOLDERS AND

ANNUAL REPORT ON FORM 10-K

      Northeast Utilities’ Annual Report to Shareholders for the year ended December 31, 2003, including financial statements, is being mailed with or prior to this proxy statement. An additional copy of the Annual Report will be mailed to any shareholder upon request. Northeast Utilities will provide shareholders with a copy of its 2003 Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

O. Kay Comendul

Assistant Secretary
Northeast Utilities
Post Office Box 270
Hartford, Connecticut 06141-0270

DETACH PROXY CARD HERE

(Please sign, date and return
this proxy in the enclosed
postage prepaid envelope.)

Votes must be indicated (x) in Black or Blue ink.

The Board of Trustees recommends a vote FOR proposals 1 and 2.

1.	Election of the eleven Trustees nominated.

     FOR   ☐   WITHHELD   ☐   FOR ALL EXCEPT AS MARKED   ☐

To vote for all nominees, mark the “FOR” box. To withhold voting on all nominees, mark the “WITHHELD” box. To withhold voting for a particular nominee(s), mark the “FOR ALL EXCEPT AS MARKED” box and strike a line through the name of the nominee(s) in the list below.

Nominees: Richard H. Booth, Cotton Mather Cleveland, Sanford Cloud, Jr., James F. Cordes, E. Gail de Planque, John H. Forsgren, John G. Graham, Elizabeth T. Kennan, Robert E. Patricelli, Charles W. Shivery, and John F. Swope.

2.	Ratification of Deloitte & Touche LLP as independent auditors for 2004.

     FOR   ☐   AGAINST   ☐   ABSTAIN   ☐

To change your address, please mark this box.   ☐

The undersigned hereby acknowledges receipt of notice of meeting and related proxy statement.

Please sign in the same form as name appears hereon. If the shares are registered in more than one name, each joint owner or fiduciary should sign. Fiduciaries and corporate officers should indicate their titles.

Date Share Owner sign here
Co-Owner sign here

PROXY PROXY

NORTHEAST UTILITIES

Proxy for Annual Meeting of Shareholders — May 11, 2004

The undersigned appoints CHARLES W. SHIVERY and ELIZABETH T. KENNAN, and either of them, proxies of the undersigned, with power of substitution, to act for and to vote all common shares of the undersigned at the Annual Meeting of Shareholders of Northeast Utilities to be held on May 11, 2004, and any adjournment thereof, upon the matters set forth in the notice of said meeting as indicated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

When properly executed, this proxy will be voted as specified by the undersigned. Unless otherwise instructed, this proxy will be voted FOR proposals 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

(Continued and to be dated and signed on the reverse side.)

NORTHEAST UTILITIES
P.O. BOX 11391
NEW YORK, N.Y. 10203-0391

To include any comments, please mark this box.   ☐